Exhibit 99.1

Marrone Bio Innovations Reports Second Quarter 2014 Financial

Results

Quarterly Results Impacted by Adverse Weather in U.S.

Continued progress on execution of growth strategy – increased adoption,

international expansion, new products and new crop segments

Extensive Pipeline Review and Prioritization

DAVIS, Calif., August 7, 2014—Marrone Bio Innovations, Inc. (NASDAQ: MBII), a provider of bio-based pest management and plant health products, today announced financial results for the second quarter ended June 30, 2014.

Financial Highlights for the Second Quarter of 2014

•	Revenues for the second quarter totaled $3.6 million, compared to $4.5 million in the second quarter of 2013. As in the first quarter of 2014, this comparison primarily reflects the ongoing impact of adverse weather across the Company’s growing regions, partially offset by increased adoption rates for all of its products, including Venerate, which began shipments and sold out all available inventory in the second quarter.

•	Net loss for the second quarter was $10.4 million compared to $10.2 million in first quarter 2014.

Pam Marrone, Chief Executive Officer of Marrone Bio Innovations stated, “We believe our momentum will build in the second half as our bio-based agricultural products, capable of both supplementing and substituting for many traditional solutions, demonstrate excellent value due to their combination of effectiveness, environmental friendliness and wide application. Additionally, we have now focused our development efforts on a suite of our best opportunities to ensure we maximize our return on investment and, at the same time, deepen our leadership position in this developing and disruptive category.”

As a result of the impact of bad weather on the year and the late Tuesday resignation of its COO, the Company is unable to give annual guidance at this time, but may be able to provide annual guidance at a later date.

Ms. Marrone concluded, “We still expect to close the year with considerable momentum for Regalia Rx in row crops, as well as Regalia, Grandevo and Venerate in specialty crops, increases from our new product introductions and finally international expansion. Since the close of the second quarter, it has become evident that the market conditions, particularly in the Southeastern US, will be meaningful. Nonetheless, our fundamental view of our opportunity and of our ability to achieve our potential has not changed.”

Recent Business Highlights

•	Inaugurated the M3 Production Facility; completed construction of Phase 1C; now operating three 20,000 liter fermentation tanks; M3 now producing Regalia, Grandevo and Zequanox.

•	Received $10 million loan guarantee from USDA with Five Star Bank for M3 development funding.

•	Completed extensive pipeline review and prioritized a select group of development products with a combined addressable market of approximately $40 billion.

•	Received EPA approval for open-water environment use of Zequanox molluscicide.

•	Signed multi-year collaboration with Evogene, an Israeli plant biotechnology company, for joint discovery and commercialization of products with novel modes of biological action for insect control.

•	Reached agreement with DSM Food Specialties to exchange microorganisms from respective libraries to advance research in respective areas of interest, food ingredients and crop protection/health.

•	Entered into collaborative agreement with Valagro for biostimulant development and acceleration of international market penetration.

•	Compelling results from field studies on effectiveness of Regalia on European wheat crops and for cotton crop enhancement.

•	Secured two patents for Grandevo, covering a key insecticidal compound and root treatment for corn rootworm, a problematic and widespread corn pest.

•	Brazil ANVISA published favorable registration decision for Regalia Maxx, now to be finalized by MAPA.

•	Received Colombia registration for Regalia, triggering milestone payment from FMC.

•	UK Data Assessment Report completed with recommendation to register Regalia in Europe, trigging milestone payment from Syngenta.

•	Began regulatory approval process for Grandevo in Europe and Brazil; began product trials.

•	Began European trials for MBI-110 on grape downy mildew, with favorable results.

Jim Boyd, Chief Financial Officer, commented, “We enjoy a strong balance sheet, reinforced by approximately $40 million in proceeds from our recent secondary offering. As we go forward, we will deploy capital in a disciplined manner to accelerate growth. We believe we are well positioned financially as well as strategically and with regard to our operating capabilities.”

Conference Call Information

Pamela Marrone, the Company’s President & CEO, and James Boyd, CFO, will host a conference call today at 4:30 p.m. ET to discuss the results of the quarter, followed by a question and answer session for the investment community. A live webcast of the call can be accessed on the Marrone Bio Innovations investor relations website at investors.marronebio.com. To access the call, dial toll-free 877-303-6220 or 760-298-5095 (international). The participant passcode is 76402268.

To listen to a telephonic replay of the conference call, dial toll-free 855-859-2056 or 404-537-3406 (international) and enter passcode 76402268. The replay will be available beginning at 7:30 p.m. ET on Thursday, August 7, 2014 and will last through 11:59 p.m. on Saturday, August 9. The webcast will also be available for replay the following 90 days of the conference call.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) is a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental, and water treatment markets. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements relating to leveraging our platform to penetrate new markets and the results from the field trials and anticipated sales of our products. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements, including the timing of and costs associated with the launch of products, the difficulty in predicting the timing or outcome of product research and development efforts and regulatory approvals. Additional relevant information concerning risks can be found in the Form 10-K that the Company filed with the Securities and Exchange Commission on March 25, 2014.

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	JUNE 30, 2014	DECEMBER 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,630	$24,455
Restricted cash, current portion	3,325	—
Short-term investments	249	13,677
Accounts receivable	4,110	6,215
Accounts receivable from related parties	490	903
Inventories, net	12,501	11,666
Prepaid expenses and other current assets	1,768	1,737

Total current assets	80,073	58,653
Property, plant and equipment, net	18,485	9,420
Restricted cash, less current portion	1,560	—
Other assets	899	806

Total assets	$101,017	$68,879

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,185	$4,460
Accrued liabilities	3,511	4,380
Deferred revenue, current portion	537	1,209
Deferred revenue from related parties, current portion	—	131
Capital lease obligations, current portion	1,836	1,401
Debt, current portion	340	157

Total current liabilities	11,409	11,738
Deferred revenue, less current portion	1,043	744
Deferred revenue from related parties, less current portion	—	628
Capital lease obligations, less current portion	886	1,134
Debt, less current portion	22,090	12,280
Other liabilities	577	571

Total liabilities	36,005	27,095
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid in capital	191,079	147,220
Accumulated deficit	(126,067)	(105,436)

Total stockholders’ equity	65,012	41,784

Total liabilities and stockholders’ equity	$101,017	$68,879

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013
Revenues:
Product	$3,414	$4,152	$5,511	$6,525
License	51	48	96	96
Related party	164	300	812	609

Total revenues	3,629	4,500	6,419	7,230
Cost of product revenues, including cost of product revenues to related parties of $73 and $170 for the three months ended June 30, 2014 and 2013, respectively, and $265 and $364 for the six months ended June 30, 2014 and 2013, respectively	2,849	3,398	4,501	5,193

Gross profit	780	1,102	1,918	2,037
Operating expenses:
Research, development and patent	4,264	3,941	8,546	7,224
Selling, general and administrative	5,989	3,107	12,319	5,954

Total operating expenses	10,253	7,048	20,865	13,178

Loss from operations	(9,473)	(5,946)	(18,947)	(11,141)
Other income (expense):
Interest income	11	—	21	1
Interest expense	(825)	(2,285)	(1,598)	(4,270)
Change in estimated fair value of financial instruments	—	6,550	—	2,987
Gain on extinguishment of debt	—	49	—	49
Other income (expense), net	(98)	(7)	(107)	(14)

Total other income (expense), net	(912)	4,307	(1,684)	(1,247)

Loss before income taxes	(10,385)	(1,639)	(20,631)	(12,388)
Income taxes	—	—	—	—

Net loss	(10,385)	(1,639)	(20,631)	(12,388)
Deemed dividend on convertible notes	—	(1,378)	—	(1,378)

Net loss attributable to common stockholders	$(10,385)	$(3,017)	$(20,631)	$(13,766)

Net loss per common share:
Basic	$(0.50)	$(2.36)	$(1.02)	$(10.81)

Diluted	$(0.50)	$(2.67)	$(1.02)	$(10.81)

Weighted-average shares outstanding used in computing net loss per common share:
Basic	20,775	1,277	20,150	1,273

Diluted	20,775	1,347	20,150	1,273

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	SIX MONTHS ENDED JUNE 30,
	2014	2013
Cash flows from operating activities
Net loss	$(20,631)	$(12,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,081	356
Loss on disposal of equipment	85	—
Share-based compensation	2,722	588
Non-cash interest expense	495	3,404
Change in estimated fair value of financial instruments	—	(2,987)
Gain on extinguishment of debt	—	(49)
Amortization of investment securities premiums/discounts, net	10	—
Net changes in operating assets and liabilities:
Accounts receivable	2,105	(804)
Accounts receivable from related parties	413	(131)
Inventories	(835)	(2,056)
Prepaid expenses and other assets	(350)	(1,633)
Accounts payable	330	2,196
Accrued and other liabilities	(628)	(743)
Deferred revenue	(799)	(96)
Deferred revenue from related parties	(333)	(66)

Net cash used in operating activities	(16,335)	(14,409)
Cash flows from investing activities
Purchases of property, plant and equipment	(9,425)	(1,338)
Purchase of short-term investments	(49)	—
Maturities of short-term investments	13,467	—

Net cash provided by (used in) investing activities	3,993	(1,338)
Cash flows from financing activities
Proceeds from public offering, net of offering costs and underwriting commissions	39,959	—
Proceeds from issuance of convertible notes payable	—	6,529
Proceeds from issuance debt, net of issuance costs	9,621	3,700
Repayment of debt	(137)	(9,303)
Proceeds from line of credit	4,687	—
Repayment of line of credit	(4,687)	—
Repayment of capital leases	(219)	(98)
Change in restricted cash	(4,885)	9,139
Proceeds from exercise of stock options	1,128	11
Proceeds from exercise of common stock warrants	50	—

Net cash provided by financing activities	45,517	9,978
Net increase (decrease) in cash and cash equivalents	33,175	(5,769)
Cash and cash equivalents, beginning of period	24,455	10,006

Cash and cash equivalents, end of period	$57,630	$4,237

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $648 and $279 for the six months ended June 30, 2014 and 2013, respectively	$1,103	$866

Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$834	$—

Equipment acquired under capital leases	$646	$256

Interest added to the principal of convertible notes	$—	$1,299

Source: Marrone Bio Innovations

Investor Contact:

ICR, Inc.

James R. Palczynski

203-247-2095

ir@marronebio.com

Media Contact:

ICR, Inc.

Anton Nicholas

203-682-8200

pr@marronebio.com